Exhibit 99.1

NewsRelease

TC PipeLines, LP to acquire additional interest in Northern Border Pipeline

CALGARY, Alberta – February 15, 2006 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership) today announced it has entered into an agreement with Northern Border Partners, L.P. to acquire an additional 20 per cent general partnership interest in Northern Border Pipeline Company (NBPL), a Texas general partnership, for $300 million plus up to $10 million in transaction costs payable to a subsidiary of TransCanada Corporation (TransCanada). The Partnership will also indirectly assume approximately $120 million of debt of NBPL. The acquisition cost is subject to certain closing adjustments. The transaction is effective as of December 31, 2005 and is expected to close in the second quarter 2006, subject to regulatory approvals and the completion of related transactions and other closing conditions. On closing, the Partnership’s interest in NBPL will increase to 50 per cent from 30 per cent.

Concurrent with this transaction, TransCanada will sell its 17.5 per cent general partner interest in Northern Border Partners, L.P. to a subsidiary of ONEOK, Inc. (ONEOK) for a net payment of $30 million subject to certain closing adjustments. TransCanada is the parent company of TC PipeLines GP, Inc., the sole general partner of TC PipeLines, LP.

In early 2007 a subsidiary of TransCanada will become the operator of NBPL which is currently operated by Northern Plains Natural Gas Company, LLC, a subsidiary of ONEOK.

“Northern Border Pipeline is a key link in the transportation of western Canadian natural gas supply from the Alberta Hub to the growing U.S. Midwest market, including the Chicago market. The Alberta Hub is one of the largest natural gas hubs in North America and is expected to grow as proposed projects to bring northern frontier natural gas to market are developed,” said Ron Turner, president and chief executive officer of the general partner, TC PipeLines GP, Inc. “We are confident our increased ownership interest will be a positive step for the Partnership.”

The acquisition will be immediately accretive by approximately 10 to 15 cents per unit to the Partnership’s cash flow. The transaction will also be accretive to earnings. The timing and amount of any changes in distributions to unitholders remains subject to board approval.

The Partnership will initially fund the transaction at closing through a bridge loan facility. The Partnership intends to refinance the bridge loan with a combination of equity and debt.

Northern Border Pipeline Company owns a 1,249-mile interstate pipeline system that transports natural gas from the Montana-Saskatchewan border, where it connects to TransCanada’s Foothills System, to interconnecting pipelines in the upper Midwestern United States. Northern Border Pipeline Company provides its shippers access to markets in the Midwest through interconnecting pipeline facilities, as well as direct access to Chicago markets. Northern Border Pipeline shippers can arrange transportation with third parties to provide access beyond Chicago to markets throughout the United States.

Analyst/Media Teleconference Dial-in and Webcast Information

The Partnership will hold a conference call Wednesday, February 15, 2006 at 1 p.m. (Eastern). Ron Turner, president and chief executive officer and Russ Girling, chief financial officer of the general partner, will discuss the fourth quarter 2005 financial results, and general developments and issues concerning the Partnership, including details of this announcement. Those interested in listening to the call may dial (866) 540-8136. A replay of the conference call will also be available two hours after the call and until midnight (Eastern), February 22, 2006 by dialing (800) 408-3053, then entering pass code 3174446.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be maintained on the website.

Note: All financial figures are in U.S. dollars unless noted otherwise.

TC PipeLines, LP is a publicly traded limited partnership. It currently owns a 30 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 49 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership. Northern Border Pipeline, which is currently owned 70 per cent by Northern Border Partners, L.P., a publicly traded master limited partnership controlled by affiliates of ONEOK, Inc., owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana- Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon, where it interconnects to TransCanada’s Gas Transmission Northwest System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of the Partnership. Common units of TC PipeLines, LP are quoted on the Nasdaq Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership’s current expectations include the completion of the acquisition of an additional 20 per cent interest in Northern Border Pipeline Company and the related transactions, regulatory decisions, particularly those of the Federal Energy Regulatory Commission and the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline’s operator, the failure of a shipper on either one of the Partnership’s pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2004.

Media Inquiries:	Jennifer Varey	(403) 920 -7859
(800) 608-7859
Unitholder and Analyst Inquiries:	Myles Dougan	(877) 290-2772